Exhibit 99.1

Pelican Investor Presentation Transcript

Cover Slide

KATIE TURNER, ICR: Good morning, and welcome to the Collier Creek Holdings - Utz Brands transaction conference call and webcast.

Disclosure Slide

KATIE TURNER, ICR: Please remember that during the course of this call, the Collier Creek and Utz teams may make forward-looking statements within the meaning of the Federal Securities Laws. These statements are based on their current expectations and beliefs and involve risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. Please refer to the Collier Creek annual report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission, the accompanying presentation, and the company's press release issued today for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today.

Please note that in this presentation, management will refer to certain non-GAAP financial measures, such as Adjusted Net Sales, Adjusted EBITDA, Pro Forma Adjusted EBITDA, among others. While the company believes these non-GAAP financial measures provide useful information for investors, the presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Please refer to today's presentation available on Collier Creek’s website and filed with the SEC on its website for a reconciliation of the non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP. In addition, this presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertained or accessible, Collier Creek is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP measure without unreasonable effort. Consequently, this presentation does not include disclosure of estimated comparable GAAP measures and no reconciliation of the forward-looking statement, forward-looking non-GAAP financial measures is included.

And now I would like to turn the call over to Chinh Chu, Co-Founder of Collier Creek Holdings and Founder and Senior Managing Director of CC Capital.

Slide 1: Today’s Participants

CHINH CHU, Co-Founder, Collier Creek Holdings: Thank you everybody for joining today. We are very excited about the combination of Collier and Utz. On the call with me today are my two Co-Founders, Jason and Roger. Jason led a number of our consumer and food investments at Blackstone, and Roger was the former CEO of Kraft and also was the Chairman of Pinnacle Foods. Roger is considered a “water-walker” at Blackstone – he and Jason presided over the most successful investment that we had in the food sector – Pinnacle – where as an investor you would have made 8-times your money if you invested in Pinnacle. We’re also blessed with a terrific management team at Utz, and here today we have Dylan, our CEO, and Cary, our CFO.

Slide 2: Today’s Agenda

CHINH CHU, Co-Founder, Collier Creek Holdings: On slide 2, the agenda is clearly laid out so I will turn over to slide 3.

Slide 3: Utz is a Perfect Business Combination for Collier Creek

CHINH CHU, Co-Founder, Collier Creek Holdings: Once again, we’re very excited about this combination. When we first went public in 2018, we told our investors that we were looking for a company that’s high quality company with long-term compounding potential that is also a platform company that we can use the Pinnacle, proven Pinnacle playbook, what we call Pinnacle 2.0. That is to accelerate top-line growth, to enhance margins, and also, a third-leg of the stool, to create value through strategic acquisitions, and we believe Utz fits that description perfectly. We looked at a lot of deals and passed on a lot of transactions, in fact some exclusive transactions, when in fact we were looking to do, not to do a transaction or deal, we were looking to make a great investment. And Utz is a nearly 100-year-old family business, with a very strong portfolio of iconic recognizable consumer brands that has a strong competitive position - #2 in its core markets, #4 nationwide, and a very long history of continuous growth, 43 years of continuous growth. For the year 2020, Utz is expected to generate sales of $910 million and conservatively, EBITDA of $124 million. Before I turn it over to Jason, I just want to highlight 3 key points that you should keep in mind as you hear the rest of the story. First, Utz is a phenomenal fit for Collier Creek, and is exactly the type of company, high-quality company that we told you that we would pursue. It fits hand-in-glove with Roger and his expertise, and as I mentioned Pinnacle generated 8-times its money. We believe that Utz is a better company than Pinnacle when we first got started and has more opportunities than Pinnacle back in 2007. Second, this is the ideal environment with the current market environment. In a world full of volatility, in a world where we are plagued with COVID, Utz has done very, very well, and Jason and Dylan will go over the numbers. It is resilient to economic downturns, and it has benefited from the current environment. Third, we believe this a very attractive entry valuation. Jason will go over this but you are entering at a value that’s below the market comps. And importantly, it has significant downside protection and asymmetric upside opportunity. We’ve also built-in conservatism into the numbers, for example that the Adjusted EBITDA numbers you will hear, and the valuation multiples that will be presented will not include the $50 million of identified cost savings in the supply chain. That provides significant downside protection to this already very attractive valuation. So in short, high-quality company with strong fundamentals, perfect for Pinnacle 2.0, ideal for this environment, attractive valuation with significant upside potential.

With that, I would like to turn it over to my partner, Jason Giordano.

Slide 4: Why CCH is So Excited About This Opportunity

JASON GIORDANO, Co-Founder, Collier Creek Holdings: Thank you, Chinh. As Chinh stated, we are extremely excited about this opportunity and I want to thank you again for joining us today.

I’d like to quickly walk you through five key reasons why we think Utz is a terrific investment opportunity and a phenomenal fit for Collier Creek.

First, Utz is a leader in the attractive and growing Salty Snacks category, which represented $26 billion in retail sales in 2019 and has grown at more than a 4% CAGR over the last five years. Importantly, the category has been historically resilient to economic downturns, having grown at a 4% CAGR during the Great Recession years from 2007-2010, and – as Cary will discuss later – the category has performed extremely well through the recent COVID-19 pandemic and its related economic disruptions.

Second, Utz has significant competitive moats that provide a strong and defensible competitive position. As a nearly 100-year-old branded food company, Utz has a portfolio of iconic brands with substantial consumer awareness and loyalty built over many years. However, in addition to this, Utz has an added competitive advantage in the form of its efficient and highly-scalable DSD and warehouse distribution system. As Dylan will discuss - we believe Utz is one of only three branded manufacturers with a scale direct-story-delivery (“DSD”) distribution network for salty snacks, which Utz has built and optimized over many years. We believe it would be very costly and time consuming for any new entrant to try to replicate Utz’s competitively-advantaged distribution capabilities.

Third, notwithstanding its strong historical performance, including over 40 years of consecutive adjusted net sales growth, we believe there are multiple paths to accelerate Utz’s growth trajectory and generate significant value going forward for shareholders – which Roger and Dylan will outline in more detail. These include accelerating organic sales growth through enhanced marketing and innovation behind Power Brands, increased distribution in underpenetrated channels and customers, continued geographic expansion outside Utz core regions, and further expansion in adjacent product lines and sub-categories. Second, enhancing margins through supply chain productivity and cost savings, including the $50 million of identified potential opportunities which Chinh mentioned, revenue management initiatives, and an ongoing mix shift to higher-margin Power Brands. And last by continuing to make value-enhancing acquisitions, leveraging Utz’s scalable infrastructure to capture strong synergies. Over the last 10 years, Utz has completed 11 strategic acquisitions with an average purchase multiple of less than 8.0x Adjusted EBITDA after identified cost savings – and we believe there remains a robust pipeline of attractive opportunities going forward.

Fourth, and importantly, there is significant shareholder alignment between the Collier Creek team and the Rice-Lissette family. We have been working together with management and the family for the better part of a year, and in that time have developed a true partnership with commitment from all sides to long-term value creation and an alignment on a shared strategy leveraging Collier Creek’s well-honed operating playbook. Reflecting their conviction in the future value-creation opportunity, the existing owners of Utz will retain approximately 90% of their existing equity, which is expected to represent slightly over 50% of the initial economic ownership post transaction.

Finally, we believe the transaction has a very attractive entry valuation of 11.6x 2021 estimated Pro Forma Adjusted EBITDA, and approximately 17.8x 2021 estimated Adjusted P/E, representing 1.7x and 2.7x discount to the one-year average of our peer set. As Chinh mentioned, these entry multiples do not attempt to pro forma any identified future cost savings or value creation initiatives, and we believe this a compelling entry point for the company.

Slide 5: Transaction Overview

JASON GIORDANO, Co-Founder, Collier Creek Holdings: Now, let me share with you some details of the transaction. The transaction sets up at a total Enterprise Value of approximately $1.56 billion, including fees. The vast majority of the Collier Creek cash in trust and proceeds from the sponsor co-investment will go to pay down existing debt at Utz and redeem an existing preferred investment. Pro forma for the transaction, Utz is expected to have 2020 estimated Net Debt of approximately $385 million, roughly 3.1x 2020 estimated Pro Forma Adjusted EBITDA, which is a leverage level we are very comfortable with given the strong cash flows of the business.

The transaction will be structured as an Up-C with the company entering into a customary tax receivable arrangement with the existing Utz owners as part of the transaction. We expect the transaction will close in the third quarter of the calendar year.

With that, I’ll turn it over to Roger Deromedi.

Slide 6: CCH Team with Proven Track Record in Food Industry

ROGER DEROMEDI, Co-Founder, Collier Creek Holdings: Thank you, Jason. I and the Collier Creek team are very excited to partner with Utz given its perfect fit with our proven track record in the food industry.

To quickly recap the Pinnacle Foods case study, Jason, Chinh, and I worked together when Blackstone acquired Pinnacle in 2007 and I then served as Chairman for over the next 11 years.

From 2007 until Pinnacle’s sale to ConAgra in 2018, we were able to double our Net Sales, and nearly triple our Adjusted EBITDA.

In terms of shareholder value appreciation, from our IPO in 2013 until the sale in 2018, Pinnacle Foods’ stock appreciated at more than a 24% CAGR, which was approximately 2.5x and 4.0x the S&P 500 and consumer staples indices, respectively.

Importantly, I would like to highlight that between 2013 and 2018, Pinnacle met or exceeded consensus EPS estimates for 22 consecutive quarters.

Slide 7: Utz is a Perfect Fit for Executing CCH’s Operating Playbook

ROGER DEROMEDI, Co-Founder, Collier Creek Holdings: Next I’d like to highlight why we think Utz is a perfect fit for our operating playbook, and why I think Utz has even greater potential than Pinnacle did.

Our strategy starts out with a great management team, and we have that with Dylan, Cary, and the rest of the Utz executives. Our job at Collier Creek is to support this team. Importantly, Craig Steeneck, former CFO of Pinnacle, and Tony Fernandez, former Chief Supply Chain Officer at Pinnacle, will be joining the Utz board and helping me provide guidance and resources to management as they execute the Collier Creek playbook. Craig led Pinnacle’s consistent meeting or beating of consensus estimates and was recognized as the top packaged food CFO according to Institutional Investor in 2018, and Tony helped Pinnacle achieve industry-leading annual productivity savings.

In terms of the three levers of our playbook, it all starts with reducing costs and expanding margins. As you can see at Pinnacle, we were able to drive annual gross productivity savings from approximately 2% of COGS in 2007 to approximately 4% in just a few years, and we were able to maintain this through 2017. During that period our EBITDA margin grew from 15.3% to 21.5%. At Utz, we plan to execute a similar strategy of increasing annual gross productivity savings from less than 1% of COGS currently up to 3-4%, which we anticipate will bring EBITDA margin up from 12.4% in 2019 to the mid-teens. Of note, working collaboratively with Utz management, we have already identified $50 million of potential savings opportunities as Chinh and Jason mentioned, which should fuel the first few years of these productivity savings.

Moving on, the next lever of the playbook involves reinvesting a portion of those productivity savings into marketing to accelerate revenue growth. At Pinnacle, we increased our marketing spending from approximately 2% of net sales in 2007 up to 3-4% by 2017, which helped drive five consecutive years of composite market share gains. At Utz, we plan to increase marketing spending from approximately 1% of net sales up to 3-4%, which is consistent with the company’s peers, although importantly, we have conservatively not included a corresponding revenue acceleration in our financial model.

And finally, the third lever involves building on Utz’s existing platform with strategic acquisitions. The Pinnacle team had a disciplined approach and made 5 acquisitions from 2007-2017, realizing cost synergies of 7.6% of the target’s Net Sales. Utz also has an impressive track record with acquisitions, having completed 11 since 2011 and realizing impressive cost synergies of 8.1% of the target’s Net Sales. We intend to use our combined experience and track record to identify, to buy, and to integrate value-enhancing acquisitions.

Together, these strategies form the virtuous cycle of our operating playbook, which we will use to propel Utz into an ever greater business.

Slide 8: Salty Snacks Among the Best Categories in CPG

ROGER DEROMEDI, Co-Founder, Collier Creek Holdings: As Jason previously said, one of the things that makes us most excited about this opportunity is that Utz is in a much better category than those in which Pinnacle competed. At Pinnacle, we had to work with flat or declining categories, whereas Utz participates in Salty Snacks, which is among the best categories in CPG. It has grown at a 4.3% CAGR since 2010, outpacing many other CPG categories in both food and beverage and home and personal care.

This Salty Snacks category growth is supported by strong consumer trends and favorable category dynamics. 94% of U.S. population snacks at least once per day and the average American snacks 2.6 times daily. Further, over 50% of U.S eating occasions are now snacks and approximately 50% of consumers are replacing meals with snacks.

The category also benefits from attractive competitive dynamics, with category leaders who primarily compete with marketing and innovation versus just on price, and with low private label penetration of only 5-6%, which has been flat for nearly a decade.

Slide 9: Utz Consistent Sales Growth Even During Economic Downturns

ROGER DEROMEDI, Co-Founder, Collier Creek Holdings: As Jason mentioned earlier, Utz has a great track record of consistent sales growth even during economic downturns. Since 2001, Utz has grown its Net Sales at a total CAGR of 8% and organically at a CAGR of 4%, including growth during recession years.

With the COVID crisis, we now have another proof point of the company’s resiliency. Cary will speak more about this later on, but as a preview, the business has performed fantastically during COVID, with quarter 1 year-over-year Pro Forma Net Sales growth of 12% with continuing momentum in quarter 2.

Slide 10: Attractive Value Creation Potential

ROGER DEROMEDI, Co-Founder, Collier Creek Holdings: When you combine all these factors together, you see Utz as having a very attractive value creation potential as demonstrated by our long-term organic growth model. We start with potential 3-4% Net Sales growth, which is driven by a focus on our Power Brands and is in-line with the category. This is likely conservative given the planned significant ramp up of marketing investments.

From there we show potential 6-8% Adjusted EBITDA growth, leveraging our productivity savings and other margin enhancement opportunities, which Dylan will discuss shortly. Finally, we expect an Adjusted EPS Growth of 8-10% which will be driven by further deleveraging. Our expected dividend yield of approximately 2% represents an approximately 40% target payout ratio of Adjusted Net Income, and we anticipate paying an initial annualized dividend of $0.20 per share for fiscal 2020. All this gives you potential organic total shareholder return of 10 – 12%. And this is before the impact of potential strategic acquisitions, which we believe will be an important part of the story and represents significant upside. So as I conclude I’d like to reiterate our excitement to consummate this transaction and begin this partnership with Utz. I’ll now turn it over to Dylan Lissette to tell you more about the company.

Slide 11: Nearly 100-Year Old Family Company with Tremendous Heritage

DYLAN LISSETTE, CEO, Utz Brands: Thank you, Roger. I’m Dylan Lissette and I’ve been with Utz since 1995 and as CEO since 2013. We appreciate you joining us today to hear our story and why we’re equally enthusiastic about the partnership with the Collier Creek team.

For those unfamiliar with our history, Utz is a nearly 100-year-old family company with tremendous heritage that was founded in 1921 by Bill and Salie Utz. After decades of organic regional growth and product sub-category expansion, we began more aggressively pursuing national growth in 2011 through a series of strategic acquisitions and broadened our geographic reach as well as our product and brand portfolio. Today, we are the largest family-owned branded salty snack company in the United States, producing more than 5 million pounds of snacks every week and reaching more than 75,000 retail outlets nationwide.

Slide 12: Scale Player in Salty Snacks and #2 in Core Geographies

DYLAN LISSETTE, CEO, Utz Brands: Utz is a scale player in the Salty Snacks category and has the number 2 position in our Core geographies, which primarily include our legacy Northeast and Mid-Atlantic regions, where we have successfully competed for decades. We are the number 4 player nationally – highlighting our significant opportunity for continued geographic expansion in our Expansion and Emerging geographical regions that I will address later in the presentation. Importantly, we are only one of a few nationally scaled players with broad product diversification and a strong DSD network, which, as Jason said, we believe are key competitive advantages in our industry.

Slide 13: Strong Brand Portfolio with Focus on Power Brands

DYLAN LISSETTE, CEO, Utz Brands: We have a strong brand portfolio that we group into Power and Foundation Brands. We focus on our Power Brands, which represent 71% of our sales. These higher-margin and faster-growing brands will receive the majority of our marketing investments and new product innovation efforts going forward. The Power Brands are anchored by our iconic Utz heritage brand alongside craft brands like Zapp’s and Golden Flake Pork Skins, “better-for-you” brands like Good Health and Boulder Canyon; and licensed brands like TGI Fridays and Herdez.

Our portfolio is rounded out by our Foundation Brands, which represent 29% of our sales and include regional brands as well as our partner brands and private label businesses. These latter two representing less than 10% of our overall sales

Slide 14: Broad Distribution Across Channels and Customers

DYLAN LISSETTE, CEO, Utz Brands: We have broad distribution across channels and customers with particular strength in the grocery/food and the club channels, both of which have performed very well during the COVID pandemic.

Looking on the right side of the page, you can see that we do business with nearly every major food retailer in America and have an average relationship of over 15 years with our top customers. Importantly, our customer base is diversified, and no customer represents more than 10% of our overall sales.

Slide 15: With Excellent Retail Shelf and Display Presence

DYLAN LISSETTE, CEO, Utz Brands: Given our strong relationships with retailers, there is excellent retail presence of our brands, both on the shelf and in the impactful displays that you do see here.

Slide 16: Flexible, Efficient DSD and Warehouse Distribution System

DYLAN LISSETTE, CEO, Utz Brands: We achieve this excellent in-store presence with our flexible, efficient DSD and warehouse distribution system, which allows us to cost-effectively maximize our distribution, shelf replenishment, and in-store merchandising presence. This flexible distribution system has proven especially valuable during COVID.

I’ll start by highlighting our DSD network, which reaches more than 75,000 retailer doors through over 1,600 total routes in the most densely populated regions where we do business. Since 2016, we have been in the process of converting our DSD network from company-owned to independent operators, which we believe will ultimately drive both accelerated sales growth, with the entrepreneurial owner-operators leading the in-store efforts, and enhanced margins from the elimination of certain fixed compensation and sales management costs. Currently, approximately 77% of our DSD routes are operated by independent operators, and we expect the full transition to be completed in the second half of 2021.

We also have our direct-to-warehouse distribution, which allows us to cost-efficiently reach approximately 17,000 retailer doors through approximately 350 retailer distribution centers, as well as third-party distributors that expand our national distribution to approximately 15,000 retailer doors through another approximately 635 DSD-style routes.

Slide 17: National Manufacturing Footprint with Broad Capabilities

DYLAN LISSETTE, CEO, Utz Brands: We also have our national manufacturing footprint that has broad capabilities. Across our 14 manufacturing facilities, we had 69% capacity utilization in 2019 with an ability to produce approximately 400 million pounds annually and a strong quality and safety record that we’re extremely proud of.

Importantly, we have broad production capabilities across a variety of processes, ingredients, and packaging formats, which, along with our flexible and efficient distribution system, allows us to be very responsive to changing consumer preferences and shifts in overall demand as we have experienced during COVID, which Cary Devore, our CFO, will describe in more detail later.

Slide 18: Track Record of Accretive and Well-Integrated Acquisitions

DYLAN LISSETTE, CEO, Utz Brands: As Jason touched on earlier, you can see here our track record of accretive and well-integrated acquisitions. We have historically used strategic acquisitions to expand our brand portfolio and broaden our geographic reach and distribution capabilities in order to enhance our long-term growth and realize significant revenue and cost synergies. Consistent with this strategy, in October of 2019, we completed the acquisition of certain snacking brands and DSD capabilities from ConAgra, which expanded our distribution capabilities in the Pacific Northwest and Western United States, added several craft and regional brands to our portfolio, and is expected to generate significant cost savings. The acquisitions of Inventure, Golden Flake, Good Health and Zapp’s were also consistent with this approach. If you include the acquisitions shown here, and six smaller tuck-in acquisitions, our weighted average acquisition multiple was 7.4x Adjusted EBITDA after identified cost synergies, which reflects our ability to capture significant cost savings, representing 8.1% of target Net Sales on average, given our scalable operating platform.

Slide 19: Highly Experienced Management Team

DYLAN LISSETTE, CEO, Utz Brands: And as Roger said, we have a highly experienced management team that includes individuals with varied backgrounds at blue-chip food and CPG companies as well those with extensive history with Utz. It is this convergence of background and experience, partnered with the Collier Creek team, that we believe will propel us to continued growth and strong future performance.

Slide 20: Goal: Be Fastest Growing Pure-Play Branded Snack Platform of Scale in US

DYLAN LISSETTE, CEO, Utz Brands: Turning now to our value creation strategies, you will notice the similarities with the Collier Creek playbook that Roger described earlier. We are guided by our goal to become the fastest growing pure-play branded snack platform of scale in the United States. We plan to achieve that by reducing costs and enhancing margins, reinvesting to accelerate revenue growth, and continuing strategic acquisitions. I will now take some time to describe each of these strategies in a bit more detail.

Slide 21: Reduce Costs and Enhance Margins

DYLAN LISSETTE, CEO, Utz Brands: First, on reducing costs and enhancing margins, it’s important to put the opportunity we see in context. After a period of significant business transformation as a result of completing eleven acquisitions and dramatically increasing the scope of our manufacturing from four to 14 facilities, alongside an increase in SKU count of approximately 50%, we have now invested in the requisite people, processes, and systems to drive a significant ramp-up in cost savings and margins. We have put in place dedicated continuous improvement resources, implemented improved manufacturing and trade management systems, and are upgrading to a single ERP system.

But very importantly, we will have the capital available after this SPAC to invest in high ROI productivity initiatives, along with the partnership with the Collier Creek team of Roger Deromedi, Tony Fernandez, and Craig Steeneck, with a proven productivity and cost savings playbook.

Slide 22: Reduce Costs and Enhance Margins (Cont’d)

DYLAN LISSETTE, CEO, Utz Brands: Looking now to the future, we plan to achieve ongoing annual productivity savings of 3-4% of cost of goods sold, or COGS, which will be a significant step up from our current level of less than 1%. To support the ramp-up we have already identified certain supply chain cost savings opportunities that have the potential to cumulatively deliver approximately $50 million of annual gross cost savings. We believe these savings have the potential to be realized over a three-year period, supported by our planned profit-enhancing capex investments that Cary will talk about. These productivity projects provide us with substantial visibility into near-term cost savings and enhanced confidence in achieving our productivity and margin targets. We believe there should be additional opportunities to drive further margin enhancement through the optimization of our manufacturing footprint and distribution network as well as leveraging efficiencies from our newly upgraded ERP.

In addition to our ongoing annual productivity savings, we believe we can capture an additional approximately 25 gross basis points of margin per year over the next 3 years through the optimization of revenue and trade as well as a further approximately 30 gross basis points per year through improved margin mix from the emphasis on our higher-growth, higher-margin Power Brands that we spoke about earlier.

Slide 23: Accelerate Power Brands Through Enhance Marketing and Innovation

DYLAN LISSETTE, CEO, Utz Brands: We plan to use a portion of these productivity savings to reinvest in enhanced marketing and innovation to accelerate the growth of our Power Brands. We have been able to generate consistent growth historically on our Power Brands, as you can see on the right side of the page, despite only investing approximately 1% of Net Sales into traditional consumer marketing and we expect to benefit from the significant incremental investments as we bring our marketing spend from 1% of Net Sales to 3-4% of Net Sales, in line with our peers, over time.

We plan to use these incremental marketing investments to implement a stronger “pull” marketing strategy to complement our existing “push” focus. We will also reallocate existing spend to higher ROI marketing activities, leveraging consumer research and insights that will also help drive our new product innovation efforts.

Slide 24: Expand Distribution in Underpenetrated Channels and Customers

DYLAN LISSETTE, CEO, Utz Brands: Our second organic topline growth strategy is to expand distribution in underpenetrated channels and customers. We believe there is a significant and actionable opportunity to increase our share in the mass and convenience channels through leveraging strengthened master distributor relationships, our new national scale and brand portfolio from recent acquisitions, and our additional new product innovation efforts on channel-specific packages and display units. Increasing our share in the mass and convenience channels to our same share as we have in the grocery / food channel would represent an incremental $210 million of retail sales.

Additionally, we have experienced rapid growth in our e-commerce business, which grew 106% year-over-year in the first quarter of this year and now represents approximately 2% of our Net Sales. We believe e-commerce will be an important channel in the future and will be investing significant incremental marketing spend to drive growth.

Slide 25: Continue National Geographic Priorities

DYLAN LISSETTE, CEO, Utz Brands: Our third growth strategy is to continue our national geographic expansion. We plan to focus on large population markets in our Expansion and Emerging geographies, driving our Power Brands through national warehouse opportunities and with our expanded DSD network. We will also opportunistically pursue tuck-in acquisitions. Every one-point share gain in our Expansion and Emerging geographies represents approximately $180 million of incremental retail sales, and if we were to achieve the same 7.4% share we have in our Core geographies, we would have the opportunity to gain approximately $890 million of incremental retail sales.

Slide 26: Increase Presence in Key Sub-Categories and Adjacencies

DYLAN LISSETTE, CEO, Utz Brands: And our final organic growth strategy is to increase our presence in key Salty Snack sub-categories. Specifically, we see a substantial opportunity to increase our presence in the key tortilla chips and ready-to-eat popcorn sub-categories. Increasing our share in these sub-categories to equal our overall share of the Salty Snack category represents an incremental $235 million of retail sales. Strategically, we will pursue these and other important subcategories through a combination of: (1) introducing new brands as we have with TortiYahs!, (2) licensing brands as we’ve done with Herdez premium tortilla chips, (3) line-extending brands as we have with Boulder Canyon jerky products for example, and (4) making acquisitions as we did with our entry into “better for you” veggie snacks with Good Health.

In addition to tortilla chips and ready-to-eat popcorn, there are also a number of adjacent snacking opportunities where we could expand leveraging our scalable distribution system, such as “better for you” healthy snacks, bagel / cracker chips, and baked snacks, among others.

Slide 27: Continue Strategic Acquisitions

DYLAN LISSETTE, CEO, Utz Brands: Finally, we will leverage the proven track record of deal-making and integration by both ours and the Collier Creek teams to continue making strategic acquisitions. We believe our scalable M&A platform with highly leverageable manufacturing and distribution capabilities will continue to generate significant cost synergy opportunities as we consider a robust pipeline of potential targets. We believe we are the logical consolidator in the Salty Snack category with numerous small tuck-in as well as larger transformative opportunities, including our ability as a public company to serve as a potential Reverse Morris Trust vehicle.

In the near-term, we will focus our branded snacking in the US, with a concentration on salty snacks. We intend to focus on business that will either facilitate our geographic expansion, increase our presence in sub-categories, enhance our growth, or some combination of the above three. We will also focus on opportunities that can deliver strong synergies, are accretive, and can enhance our overall trading multiple.

From a financial perspective, acquisitions will be consistent with our target leverage policy that Cary will review.

And with that, let me hand it over to Cary Devore, our Chief Financial Officer, to walk through our recent business performance and financial projections.

Slide 28: Utz Growth During COVID Significantly Better than Competitors

CARY DEVORE, CFO, Utz Brands: Thank you, Dylan.

Before we get into a discussion of our financial projections, I would like to touch on our recent performance year-to-date in fiscal 2020, including how we have performed during the COVID crisis.

We’ve had a tremendous start to 2020, outpacing our peers and the total Salty Snack category both before and after COVID. You can see in the charts on the bottom of the page, our 4-week performance ended February 23rd, just before the shelter-in-place measures began, show we were growing at 6% year-over-year versus a category growing at 5%. Fast forward to the 12-weeks ended May 17th, which captures the COVID time-period, our year-over-year sales growth increased to 24%, significantly higher than the 14% growth for the total category. The biggest factors contributing to our outperformance across channels during this period were: (1) our owned manufacturing network had available capacity, which allowed us to quickly react to meet demand; (2) the strong execution of our DSD distribution system; and (3) our strong brand recognition with consumers, especially in Core geographies.

Slide 29: COVID Favorable Longer-Term for Utz Brands

CARY DEVORE, CFO, Utz Brands: Importantly, we think the trends that will emerge post-COVID will be very favorable for Utz Brands.

First, there is the expectation of a longer-term increase in at-home food consumption driven by several factors, including the reintroduction of the at-home eating experience, safety concerns limiting food away-from-home consumption, and recession-related shifts in demand. Because our products are perishable, consumption of salty snacks has been more sustained during the 12-week post-COVID period than other categories—this is evidenced by the charts at the bottom of the page, which show that the broader Food and Beverage and HPC categories, for instance, had initial spikes from pantry stocking in March but then fell off over the past two months. Given Utz’s superb execution, our consumption trends have remained strong, outperforming the Salty Snack category.

Second, from a competitive standpoint, we believe the accelerated Utz sales growth and share gains should continue longer term as we’ve deepened relationships with our customers and consumers during this period, this includes a 12% increase in household penetration or roughly 2.7 million new households consuming our products. Importantly, recessions favor mainstream brands like Utz and we should see reduced competition from smaller salty snack competitors that are less well capitalized and more reliant on third-party manufacturing and distribution.

Slide 30: Utz Phenomenal Q1 Performance

CARY DEVORE, CFO, Utz Brands: Given these strong retail sales, Utz had phenomenal Q1 performance. On a pro forma basis which assumes our recently acquired businesses were owned for all of 2019, Q1 year-over-year Net Sales and Adjusted EBITDA grew 12% and 40%, respectively. Our Adjusted EBITDA margins expanded by approximately 200 basis points during this time period. Importantly, as I mentioned previously, we were performing very well prior to COVID and generated more than half of our Q1 Pro Forma Adjusted EBITDA growth before March.

From a full year perspective, our Net Sales forecast of $910 million conservatively assumes only 3% year-over-year growth for the remainder of the year. From an EBITDA perspective, we assume $8 million of year-over-year growth during all of Q2 through Q4, which is the same amount that we experienced in Q1 alone. There is obviously a lot of uncertainty generally in the world in the context of COVID, but we feel very confident in our ability to achieve this forecast.

Slide 31: Summary Financials

CARY DEVORE, CFO, Utz Brands: Moving to our summary projected financials, we are conservatively forecasting 2% Net Sales growth in 2021, which reflects a comparison to a strong 2020, and represents roughly 3.5% annual growth during the two-year period from 2019. For Pro Forma Adjusted EBITDA, we expect growth of 8% to $134 million, representing an 80-basis point margin improvement from 2020 driven by revenue growth and the strategic margin enhancement activities Dylan outlined.

Slide 32: Significant Profit-Enhancing Capex Opportunities; Strong FCF Conversion

CARY DEVORE, CFO, Utz Brands: Going forward, we will be reallocating and slightly increasing our capex spend to support the significant profit-enhancing opportunities in front of us, including the important productivity projects Dylan discussed previously. Our historical maintenance capex spend has averaged approximately $10 million, and we anticipate maintaining this in addition to spending $15 million on profit-enhancing capex in 2021. Even with this capex step-up, these relatively low capex requirements generate attractive free cash flow conversion in the range of approximately 80-85%.

Slide 33: Capital Focused on Driving Growth

CARY DEVORE, CFO, Utz Brands: Moving to thoughts on capital allocation, we will operate with four cash flow priorities in mind: first, growing the business, which is both organic and M&A-driven; second, debt reduction; third, dividend increases; and fourth, share buybacks, where appropriate.

We are forecasting a 2020 estimated Net Debt to Pro Forma Adjusted EBITDA ratio of 3.1x, which is on the low end of our target net leverage of 3-4x, and we expect this to decline to 2.6x in 2021 unless we make acquisitions. A higher net debt ratio is possible for the right strategic acquisition, though we would plan to return to our target range within 1-2 years.

Now I’ll turn it back over to Chinh for a few closing remarks.

Slide 34 (After Cary): Transaction Overview

CHINH CHU, Co-Founder, Collier Creek Holdings: Thanks, Cary. Once again I’d like to reiterate how excited we are to partner with the Utz management team on this transaction. We think of the Utz management team as being world-class. On behalf of Collier Creek we truly feel that we’ve found an ideal asset for our playbook, and very importantly a team that shares our long-term vision of value creation and continued stewardship of this tremendous business. We’re very confident in the team’s ability to deliver just like with Pinnacle, and could not be prouder of this transaction. As you see there is conservatism built into numbers, we like to under-promise and over-deliver. We look forward to working with the entire Utz employee base and all stakeholders to ring in the next century of growth at Utz Brands.

On behalf of Dylan, Cary, Roger, Jason, and myself, we would like to thank you for your interest and joining us for this presentation. Thank you.